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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-46374) and related joint proxy statement/prospectus of Transocean Sedco Forex Inc., and to the incorporation by reference therein of our report dated January 31, 2000, with respect to the consolidated balance sheet as of December 31, 1999, and the related combined statements of operations, equity and cash flows and schedule for the year then ended of Transocean Sedco Forex Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                            /s/  ERNST & YOUNG LLP
                                            Ernst & Young LLP

Houston, Texas

October 26, 2000